Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated February 24, 2014 with respect to the audit of the statement of revenues and direct operating expenses of the oil and gas properties acquired by Ultra Petroleum Corp. from Axia Energy, LLC for the year ended December 31, 2012, included in Ultra Petroleum Corp.’s Form 8-K/A dated February 24, 2014, as filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus included in such Registration Statement.

EKS&H LLLP

October 20, 2014

Denver, Colorado